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EXHIBIT 10.87

SETTLEMENT AGREEMENT
AND MUTUAL GENERAL RELEASE

    This SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE (this "Agreement") is made and entered into as of this 15th day of December, 2000, by and between The Harvey Entertainment Company, a California corporation (the "Company"), and Rick Mischel ("Mischel").

    WHEREAS, on April 26, 1999, Mischel entered into an employment agreement with the Company (the "Employment Agreement"); and

    WHEREAS, the Company desires to terminate Mischel and engage Mischel as an independent contractor, and Mischel desires to continue to provide services to the Company as an independent contractor, on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, the Company and Mischel agree as follows:

1.  TERM. The term of this Agreement (the "Term") shall commence on January 1, 2001, (the "Effective Date") and shall terminate on April 25, 2003.

2.  TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement is hereby terminated as of the Effective Date.

3.  CONSULTING SERVICES.

    (a) Commencing on the Effective Date, Mischel shall provide the following services (the "Services") to the Company on a non-exclusive, part-time basis, for a period of one year (the "Service Term"): (i) assistance in developing and producing the BUNNY feature film project currently in development at MGM, the RICHIE RICH television series currently in development at the WB network, the HOT STUFF feature film pitches and, until the Company's current option on the WALTER MILLER project expires, the WALTER MILLER television series pitches; and (ii) if requested by the Company, handling of approvals of new Hearst licensing and merchandising deals; provided, however, that Mischel will not be required to manage contract administration or accounting for any such matters. The parties acknowledge that Mischel's service obligations hereunder are limited to the foregoing and that Mischel is not required to develop any other projects or to bring in new projects for the Company. Mischel shall be available reasonably to perform the services described above, but shall have no obligation to provide such services at the offices of the Company and may render such services, to the extent practicable, from his home or another office.

    (b) Mischel shall resign his title as President of the Company.

4.  CONSULTING FEES.

    (a) The Company shall pay to Mischel in equal monthly installments an annual consulting fee equal to One Hundred Thirty Four Thousand Three Hundred Seventy Five Dollars, ($134,175) for the duration of the Term (the "Consulting Fee").

    (b) If the Company is sold to a third party not currently affiliated with the Company (a "sale") during the Term, the Company shall pay to Mischel an amount equal to Three Hundred Thirteen Thousand Five Hundred Dollars ($313,500) less the amounts previously paid to Mischel hereunder. Such payment shall be made within five (5) business days of consummation of the sale. If the acquiring or purchasing entity fails to pay the foregoing amount at such time, Mischel shall become entitled to receive Six Hundred Twenty Seven Thousand Dollars ($627,000) less the amounts previously paid to Mischel hereunder (the "Default Fee"), which amount shall be paid by the Company (or its successor) within thirty (30) days after the consummation of the sale.

    (c) In the event the Company files for bankruptcy during the Term and Mischel does not receive the full Consulting Fee in a timely manner, Mischel immediately shall become entitled to the Default Fee.

    (d) All amounts due and payable under Paragraphs 4(b) and (c) shall be payable notwithstanding that Mischel may have remaining performance obligations hereunder at the time of the sale or filing for bankruptcy, as the case may be.

    (e) Notwithstanding any early termination by the Company of the Services prior to the end of the Service Term, the payment obligations set forth in this Section 4 shall continue for the duration of the Term in accordance with this Agreement.

5.  WARRANTS AND STOCK OPTIONS.

    (a) Warrants to Purchase Common Stock. All unvested warrants to purchase shares of common stock of the Company held by Mischel on the Effective Date (the "Warrants") shall be cancelled as of the Effective Date.

    (b) Stock Options. All of the options to purchase shares of common stock of the Company held by Mischel on the Effective Date (the "Options") shall become fully vested on the Effective Date and shall be exercisable for one year after the date Mischel ceases providing the Services hereunder; provided, however, that in no event shall any Options be exercisable after January 2, 2002. The exercise price of all Options shall be reduced to $0.80 per share.

6.  EXPENSE REIMBURSEMENT. So long as Mischel is providing the Services to the Company, upon presentation to the Company of customary documentation, Mischel shall be entitled to reimbursement of his reasonable business expenses incurred on behalf of the Company in an amount up to Five Hundred Dollars ($500) per month (excluding reasonable expenses incurred by Mischel on behalf of the Company in connection with the upcoming NATPE conference). Reasonable business expenses incurred by Mischel on behalf of the Company in excess of Five Hundred Dollars ($500) during any month will be reimbursed by the Company only if such expenses are approved in advance in writing by the Chief Executive Officer of the Company.

7.  BENEFITS. Mischel shall be entitled to no benefits other than health insurance coverage. The Company will continue to pay for and provide to Mischel, health insurance coverage as provided to him prior to the Effective Date, until the earlier of: (i) April 25, 2003, or (ii) such time that Mischel becomes eligible for health insurance coverage by a new employer.

8.  NATPE CONFERENCE. Mischel shall attend the NATPE conference to be held in Las Vegas, Nevada on January 21-26, 2001, on behalf of the Company. The Company shall reimburse Mischel for reasonable business expenses incurred in connection with the NATPE conference and for hotel and airline fare expenses incurred in connection therewith, up to an amount equal to Two Thousand Dollars ($2,000).

9.  COMPANY CAR. Mischel shall be entitled to continue using the company car provided to him prior to the Effective Date, until the expiration, on January 21, 2001, of the current lease thereon. Mischel agrees (i) to pay to the Company one-half of the costs of the lease (it being understood that the Company and Mischel shall pay equally the lease payments due and payable prior to the Effective Date, and it being acknowledged that Mischel has made all such required payments through the month of December); (ii) to operate the Company car in a safe and responsible manner and maintain the Company car in good condition; and (iii) to return the Company car to the Company or leasing company in the condition required under the lease at the end of the lease term.

10.  VACATION. The Company promptly will calculate and pay all accrued vacation (calculated in accordance with the requirements of California law) due to Mischel through the Effective Date within three (3) business days after the Effective Date. Mischel will not accrue vacation from and after the Effective Date.

11.  FURNITURE; OFFICE EQUIPMENT. The Company shall provide to Mischel on the Effective Date, or as soon thereafter as is reasonable practicable, his current laptop computer and printer, a desk, a wooden file cabinet, a bookcase and a TV, TV cabinet and VCR.

12.  CREDITS. The Company will use its best efforts to give credit to Mischel for his work on the BUNNY and RICHIE RICH projects, so long as, at the time such projects commence production, (i) Mischel is continuing to provide services in connection with such projects, and (ii) the Company has not been sold. Mischel acknowledges and agrees that the order in which such credit is given shall be determined by the Company in its sole discretion, and that producer agreements with third parties may preclude such credits.

13.  THE MISCHEL COMPANY PROJECTS. On the Effective Date, the Company agrees to transfer to The Mischel Company, whatever right, title and interest the Company may have, without warranty or representation of any kind, in and to the motion picture and television projects listed on Schedule 1 attached hereto.

14.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

    (a) "Confidential Information" shall include, but not be limited to, all of the Company's and its subsidiaries' and affiliates' performance, sales, financial, pricing, cost, manufacturing, contractual and marketing information, ideas, knowledge and data, and all processes, products, formulae, designs, practices, techniques, trade secrets, research, know-how, merchandising agreements, licensing agreements, distribution agreements, customer lists, technical requirements of customers and identity and purchasing terms of suppliers.

    (b) Mischel acknowledges that the Company and its subsidiaries and affiliates have exclusive rights to all of their respective Confidential Information and agrees to assign all rights he might otherwise possess in any Confidential Information to the Company. Except as required in the performance of his duties hereunder, Mischel shall not at any time during or after the Term, directly or indirectly use, communicate, disclose or disseminate, lecture upon/publish articles or otherwise put in the public domain, any Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its subsidiaries or affiliates or their products, operations and activities until such Confidential Information is disclosed by law or legal process or becomes generally available to the public by independent discovery, development or publication or generally known within the industry other than as a result of Mischel's breach hereof.

    (c) All documents, records, notebooks, notes, memoranda, correspondence, computer records and other repositories of or containing Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its subsidiaries or affiliates or to its products, operations and activities made or compiled by Mischel at any time or made available to Mischel prior to, or during, the Term by the Company, including any and all copies thereof shall be the property of the Company, shall be held by Mischel in trust solely for the benefit of the Company, and shall be delivered to the Company by Mischel upon the request of the Company. Mischel may retain a copy of his personal rolodex subject to the Company's right to cause to be deleted therefrom any Confidential Information or other information of a proprietary nature to the Company.

15.  MUTUAL GENERAL RELEASES AND WAIVER OF CIVIL CODE SECTION 1542. Mischel, on the one hand, and the Company on the other, on behalf of themselves and their respective predecessors, successors and assigns and their respective officers, directors, employees, representatives and shareholders do hereby remise, release and forever discharge the other and their respective predecessors, successors and assigns and, in the case of Mischel, release hereunder, the Company's officers, directors, shareholders, agents, employees, representatives, attorneys and all affiliated parent or subsidiary corporations or divisions and each of them, of and from any and all claims, rights, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (all of the foregoing being referred to collectively as the "Claims and Expenses")(including, but not limited to, unknown Claims and Expenses through and including the Effective Date, including, without limitation, any and all Claims and Expenses in any way based on, arising out of or related to the Employment Agreement or Mischel's employment with the Company prior to the Effective Date), as well as any claim not set forth in this Agreement for severance pay, bonus, sick leave, holiday pay, vacation, pay, life insurance, health and medical insurance or any other fringe benefit, workers' compensation or disability under

Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act or the California Fair Employment and Housing Act, including, but not limited to, all claims for breaches of the Age Discrimination in Employment Act of 1967, as amended (the "Age Act"); provided, however, that this general release is not intended to and shall not be construed as a release of any rights or obligations of the parties under this Agreement.

    Said parties, and each of them, expressly waive and relinquish all rights and benefits under Section 1542 of the Civil Code of California, which reads as follows:

    "1542. General Release; Extent.

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Said parties, and each of them, acknowledge that they, or any of them, may hereafter discover facts different from or in addition to those they, or any of them, now know or believe to be true with respect to the Claims and Expenses herein released, and agree that this Agreement shall be and remain effective in all respects, notwithstanding such different or additional facts. It is the intention hereby fully, finally and forever to settle and release all Claims and Expenses which do now exist, may exist or heretofore have existed between Mischel, on the one hand, and the Company (or any of its predecessors in interest in the Employment Agreement), on the other, in any way based on, arising out of or related to the Employment Agreement or Mischel's employment with the Company prior to the Effective Date. In furtherance of such intention, among other things, the releases herein given shall be and remain in full force and effect as full and complete mutual general releases to the full extent of their terms, and the Employment Agreement shall be and remain of no further force or effect notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto, and notwithstanding the breach of any terms or conditions of this Agreement.

    Notwithstanding anything herein to the contrary, this general release is not intended to and shall not be construed as a release of the Employee's right to indemnification under the Employment Agreement, the Company's Articles and bylaws and under California law.

16.  REPRESENTATIONS, WARRANTIES AND INDEMNITIES. Mischel hereby represents and warrants that he: (i) is free to enter into this Agreement and to furnish Company all of the services and grant all of the rights herein set forth; (ii) is in good health and free from any disability or other condition which will or could interfere with the full performance of his obligations hereunder; (iii) he is under the age of forty (40); and (iv) has not made or will make any commitments or do any acts in conflict with this Agreement or in derogation of the Company's rights hereunder. Mischel shall defend, indemnify and hold harmless the Company and all those claiming under the Company from and against any claims, damages, liabilities, costs and expenses (including reasonable outside attorney's fees and costs, whether or not in connection with litigation) arising out of any breach or default by Mischel hereunder. Mischel agrees that the Company shall have the sole right to control the legal defense against any such claims, demands or litigation, including the right to select counsel of its choice and to compromise or settle any such claims, demands or litigation.

17.  RIGHT TO INJUNCTION/REMEDIES. Mischel acknowledges that the Company's remedies at law for a breach by him of the provisions of Paragraph 14 hereof may be inadequate. Accordingly, in the event of the breach or threatened breach by Mischel of any such provisions, the Company shall be entitled to seek injunctive relief in addition to any other remedy it may have. In the event of any breach by the Company of this Agreement, Mischel shall be limited to his remedy at law for damages, if any, and shall not have the right to terminate or rescind this Agreement or in any way to enjoin or restrain the production, distribution, advertising or other exploitation of any motion pictures or other productions, it being specifically agreed that all rights granted and agreed to be granted to the Company under this Agreement shall be irrevocably vested in the Company and shall not be subject to rescission for any cause.

18.  ASSIGNMENT. Mischel may not assign, transfer or convey this Agreement or any interest therein to any person. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole, but not in part, to and shall be binding upon and inure to the benefit of any successor of the Company, but any such assignment shall not relieve the Company of any of its obligations. The term successors shall mean only any corporation or other business entity which by merger, consolidation, purchase of assets or otherwise succeeds to or otherwise acquires all or substantially all of the assets of the Company.

19.  ARBITRATION.

    (a) Without limiting the Company's right to seek injunctive relief as described in Paragraph 17, in the event of a disagreement or dispute between the Company and Mischel related to this Agreement, the matter will be finally settled in Los Angeles, California, by arbitration by a single arbitrator (unless the parties cannot agree on such arbitrator in which case each party will select an arbitrator and the two arbitrators so selected shall select the third arbitrator) in a proceeding conducted under the rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration. The decision of the arbitrator(s) in writing shall be final and binding upon the parties and will not be subject to appeal. If either party fails to abide by such decision, the other party may seek the order of any federal or state court having jurisdiction thereof which shall enter judgment on the decision of the arbitrator(s), and the party so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including actual attorneys' fees. The parties agree to use their best efforts to complete any arbitration hereunder expeditiously.

    (b) The prevailing party in any arbitration shall be entitled to be reimbursed for attorneys fees and costs in connection with the pursuit of such arbitration, subject to the following limitation: such reimbursement shall not exceed the total attorneys fees and costs incurred by whichever of the two parties to such arbitration has the lesser aggregate attorneys fees and costs. By way of example, if Mischel brings an arbitration against the Company and the Company prevails in such arbitration, (thus entitling the Company to reimbursement of attorneys fees and costs), and if Mischel's legal fees and costs amount to $50,000 and the Company's legal fees and costs amount to $85,000, the Company's recovery of legal fees and costs against Mischel in such instance shall be limited to $50,000.

20.  NOTICES. All notices hereunder shall be in writing and shall be given either by personal delivery, telegram or telecopy (toll prepaid) or by registered or certified mail (postage prepaid) to the appropriate party at the address listed below, and the date of such personal delivery, mailing, telegraphing or telecopying shall be the date of the giving of such notice.

If to the Company:	The Harvey Entertainment Company 11835 W. Olympic Suite 550 Los Angeles, CA 90064 Attention: Chairman of the Board
If to Mischel:	Rick Mischel 420 Marine Street, #5 Santa Monica, California 90405
with a copy to:	Kleinberg Lopez Lange Brisbin & Cuddy, LLC 2049 Century Park East,, Suite 3180 Los Angeles, California 90067 Attention: Scott Edel, Esq.

21.  MISCELLANEOUS.

    (a) In the event there is any conflict between the provisions of this Agreement and any statute, law or regulation, the latter shall prevail; provided, however, that in such event the provision(s) of this Agreement so affected shall be curtailed and limited only to the minimum extent necessary to permit compliance with the minimum mandatory requirement(s) thereof, and no other provision(s) of this Agreement shall be affected thereby, and all such other provisions will continue in full force and effect.

    (b) This Agreement shall be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein and shall not be modified except by a written document executed by the parties hereto.

    (c) This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, negotiations or understandings, written or oral, relating to the subject matter hereof.

    (d) The remedies herein provided are cumulative and the exercise of one shall not preclude the exercise of any other.

    (e) No waiver by either party hereto of any failure by the other party to keep or perform any covenant or condition of this Agreement shall be deemed a waiver of any preceding, succeeding or continuing breach of the same, or any other covenant or condition.

    (f)  Paragraph headings are for the convenience of the parties only and shall not be used in construing meaning.

    (g) This Agreement shall not be construed to create a joint venture or partnership between the parties, and shall not be interpreted in favor of or against either party on grounds that said party drafted this Agreement.

    (h) This Agreement shall be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release as of the day and year first above written.

MISCHEL	THE HARVEY ENTERTAINMENT COMPANY
/s/ RICK MISCHEL	By:	/s/ ROGER A. BURLAGE
Name: Roger A. Burlage Title: CEO

SCHEDULE I

    THE MISCHEL COMPANY PROJECTS

CHAIN LETTER
CHET GEKKO
FAMILY MOVIES—SKINNING THE CAT
YOUNG BLADES
MINERVA LOUISE
THE SPECIALS
STREET FIGHTER
HAZARDOUS WASTE
ANTOINETTE FRANK
BLACK LAGOON
CON TOWN
COOLEY BROTHERS
DUDLEY THE DRAGON
THE FIX
SLEEPY HOLLOW
LOOKING GLASS
HAPPENCHANCE
PRINCESS ALICE
SOUTHERN COMFORT
STUY HIGH
WET HOT AMERICAN SUMMER
YAHOOLIGANS

QUITCLAIM

    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, The Harvey Entertainment Company ("Grantor") hereby grants, assigns and quitclaims to the Mischel Company ("Mischel"), its successors and assignees, whatever right, title and interest which Grantor may have, without warranty or representation of any kind, in and to the motion picture and television projects listed on Schedule "I" (collectively the "Projects") throughout the Universe for the term of perpetuity.

    The provisions of this instrument shall be binding upon and inure to the benefit of Grantor and Mischel and their respective successors and assigns.

    In Witness Whereof, Grantor has executed this Quitclaim, effective as of January 1, 2001.

THE HARVEY ENTERTAINMENT COMPANY
By:	/s/ ROGER A. BURLAGE Name: Roger A. Burlage Title: CEO

    Mischel hereby accepts the foregoing assignment and confirms that the Projects are being sold on an "As Is" basis, without any representations or warranties, express or implied, of any nature whatsoever.

/s/ ERIC "RICK" MISCHEL ERIC "RICK" MISCHEL

SCHEDULE "I"

    PROJECTS

CHAIN LETTER
CHET GEKKO
FAMILY MOVIES—SKINNING THE CAT
YOUNG BLADES
MINERVA LOUISE
THE SPECIALS
STREET FIGHTER
HAZARDOUS WASTE
ANTOINETTE FRANK
BLACK LAGOON
CON TOWN
COOLEY BROTHERS
DUDLEY THE DRAGON
THE FIX
SLEEPY HOLLOW
LOOKING GLASS
HAPPENCHANCE
PRINCESS ALICE
SOUTHERN COMFORT
STUY HIGH
WET HOT AMERICAN SUMMER
YAHOOLIGANS

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EXHIBIT 10.87 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
SCHEDULE I THE MISCHEL COMPANY PROJECTS
QUITCLAIM
SCHEDULE I PROJECTS